Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS SECOND QUARTER EARNINGS

MIAMI (June 20, 2019) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced financial results for the second quarter ended May 31, 2019 and provided guidance for the third quarter and full year 2019.
Key Highlights

•	U.S. GAAP net income of $451 million, or $0.65 diluted EPS, for the second quarter of 2019, compared to U.S. GAAP net income for the second quarter of 2018 of $561 million, or $0.78 diluted EPS.

•	Second quarter 2019 adjusted net income of $457 million, or $0.66 adjusted EPS, compared to adjusted net income of $489 million, or $0.68 adjusted EPS, for the second quarter of 2018.

•
Adjusted net income excludes net charges of $6 million for the second quarter of 2019 and net gains of $72 million for the second quarter of 2018 relating to unrealized gains on fuel derivatives and other net gains.

•	Total revenues for the second quarter of 2019 were $4.8 billion, higher than the $4.4 billion in the prior year.

◦	Gross cruise revenues of $4.8 billion compared to $4.3 billion for the prior year.

◦	In constant currency, net cruise revenues of $3.8 billion compared to $3.6 billion, an increase of 5.2 percent.

•	The company expects full year 2019 adjusted earnings per share to be in the range of $4.25 to $4.35, compared to March guidance of $4.35 to $4.55, due to:

◦	$0.08 to $0.10 per share unfavorable impact resulting from voyage disruptions related to Carnival Vista,

◦	$0.04 to $0.06 per share unfavorable impact resulting from the U.S. government’s policy change on travel to Cuba,

◦	$0.10 to $0.12 per share unfavorable impact resulting from lower net revenue yields in the second half of the year,

◦	partially offset by lower fuel consumption and the net favorable impact from changes in fuel prices and currency exchange rates compared to March guidance.
Second Quarter 2019 Results
Carnival Corporation & plc President and Chief Executive Officer Arnold Donald stated, “Second quarter earnings included revenue growth from higher capacity and improved onboard spending, more than offset by a drag from fuel and currency compared to the prior year. Second quarter adjusted earnings were better than March guidance by $0.08 per share substantially due to the timing of expenses between quarters.”
Key information for the second quarter of 2019 compared to the second quarter of 2018:

•
Gross revenue yields (revenue per available lower berth day or “ALBD”) increased 5.6 percent. In constant currency, net revenue yields increased 0.6 percent, better than March guidance of approximately flat.

•
Gross cruise costs including fuel per ALBD increased 9.6 percent. In constant currency, net cruise costs excluding fuel per ALBD decreased 1.3 percent, better than March guidance of up approximately 1.0 percent, substantially due to the timing of expenses between quarters.

•	Changes in fuel prices and currency exchange rates decreased earnings by $0.09 per share.
Highlights from the second quarter included Princess Cruises’ announcement that MedallionNet™, its fast and reliable Wi-Fi at sea, will be enjoyed by guests sailing on more than half of its fleet by the end of 2019. Carnival Sunrise and Carnival Freedom underwent multi-million-dollar renovations which added a variety of exciting experiences, including enhanced dining options, expanded retail spaces and more. Carnival Cruise Line partnered with world-renowned chef and restaurateur Emeril Legasse on his first-ever seagoing restaurant aboard Carnival Cruise Line’s most innovative ship, Mardi Gras. Additionally, AIDA was named Germany’s most trustworthy cruise company by Readers Digest Trusted Brands consumer survey and Carnival Corporation was named one of America’s Best Large Employers by Forbes Media.

Outlook
At this time, cumulative advanced bookings for the remainder of the year are slightly ahead of the prior year at prices that are in line with the prior year on a comparable basis. Pricing on bookings taken since March have been running behind the prior year on lower booking volumes in part because the company had less inventory remaining for sale. Cumulative advanced bookings for the full year 2020 are well ahead at prices that are in line compared to 2019.
Donald added, “Recent booking trends have been impacted by ongoing geopolitical and macroeconomic headwinds affecting our Continental European brands. We continue to expect higher yields in our North America and Australia brands offset by lower yields in our Europe and Asia brands for the remainder of the year.”
Voyage disruptions related to Carnival Vista are expected to have a financial impact of approximately $0.08 to $0.10 per share.
The U.S government’s policy change on travel to Cuba has a financial impact of approximately $0.04 to $0.06 per share. While the company was able to quickly adjust its itineraries to provide guests with attractive alternative vacation experiences, the suddenness of the regulatory change to this high yielding destination has led to a near-term impact on revenue yields.
In addition, the company is adjusting its full year net revenue yield guidance by 50 basis points mainly due to lower ticket prices forecasted in the second half of the year, resulting primarily from ongoing headwinds faced by the company’s Continental European brands. The decline in revenue yields is mostly offset by $0.02 per share impact from lower fuel consumption and a net favorable $0.08 per share impact from changes in fuel prices and currency exchange rates since the time of March guidance.
Based on current booking trends, the regulatory change and voyage disruptions, the company now expects full year 2019 constant currency net cruise revenues to be up approximately 4.5 percent, with capacity growth of approximately 4.5 percent. Net revenue yields in constant currency are expected to be in line with the prior year compared to March guidance of up approximately 1.0 percent. Net revenue yields in constant currency are expected to be flat to down slightly for the third quarter and lower for the fourth quarter when compared to the prior year. The company now expects full year net cruise costs excluding fuel per ALBD in constant currency to be up approximately 0.7 percent compared to the prior year. The 0.2 percent increase compared to March guidance is due to the aforementioned voyage disruptions.
Taking the above factors into consideration, the company expects full year 2019 adjusted earnings per share to be in the range of $4.25 to $4.35, compared to March guidance of $4.35 to $4.55 and 2018 adjusted earnings per share of $4.26.
Donald commented, “Over the past five years we have demonstrated our ability to overcome multiple headwinds and deliver strong operational improvement. This year our growth has been hampered by a confluence of events, which we are focused on mitigating. Generating over $5 billion of cash flow and with a robust business model, our business is strong and we remain confident over time we will deliver double-digit earnings growth and growth in return on invested capital.”
Third Quarter 2019 Outlook
Third quarter constant currency net revenue yields are expected to be flat to down slightly (flat to up slightly excluding the impact of voyage disruptions and regulatory change) compared to the prior year. Net cruise costs excluding fuel per ALBD in constant currency for the third quarter are expected to be up 0.5 to 1.5 percent compared to the prior year. Changes in fuel prices and currency exchange rates are expected to increase earnings by $0.03 per share compared to the prior year. Based on the above factors, the company expects adjusted earnings per share for the third quarter 2019 to be in the range of $2.50 to $2.54 versus 2018 adjusted earnings per share of $2.36.

Selected Key Forecast Metrics

	Full Year 2019		Third Quarter 2019
Year over year change:	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net revenue yields	Approx (2.5)%	Approx Flat	(2.5) to (1.5)%	Down slightly to flat
Net cruise costs excl. fuel / ALBD	Approx (1.5)%	Approx 0.7%	(1.0)% to Flat	0.5 to 1.5%

	Full Year 2019	Third Quarter 2019
Fuel cost per metric ton consumed	$463	$461
Fuel consumption (metric tons in thousands)	3,290	820
Currencies (USD to 1)
AUD	$0.70	$0.69
CAD	$0.74	$0.75
EUR	$1.13	$1.12
GBP	$1.28	$1.26
RMB	$0.14	$0.14

	Three Months Ended May 31,		Six Months Ended May 31,
	2019	2018	2019	2018
Net income (in millions)	$451	$561	$787	$951
Adjusted net income (in millions) (a)	$457	$489	$795	$864
Earnings per share-diluted	$0.65	$0.78	$1.13	$1.33
Adjusted earnings per share-diluted (a)	$0.66	$0.68	$1.15	$1.21

(a) See the net income to adjusted net income and EPS to adjusted EPS reconciliations in the Non-GAAP Financial Measures included herein.

Conference Call
The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its 2019 second quarter results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is the world’s largest leisure travel company and among the most profitable and financially strong in the cruise and vacation industries, with a portfolio of nine of the world’s leading cruise lines. With operations in North America, Australia, Europe and Asia, its portfolio features Carnival Cruise Line, Princess Cruises, Holland America Line, Seabourn, P&O Cruises (Australia), Costa Cruises, AIDA Cruises, P&O Cruises (UK) and Cunard.
Together, the corporation’s cruise lines operate 104 ships with 243,000 lower berths visiting over 700 ports around the world, with 19 new ships scheduled to be delivered through 2025. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.
With a long history of innovation and providing guests with extraordinary vacation experiences, Carnival Corporation has received thousands of industry awards - including recognition by the Consumer Technology Association™ as a CES® 2019 Innovation Awards Honoree for Ocean Medallion™. A revolutionary wearable device that contains a proprietary blend of communication technologies. Ocean Medallion enables the world’s first interactive guest experience platform transforming vacation travel on a large scale into a highly personalized level of customized service. The prestigious CES Innovation Awards honor outstanding design and engineering in consumer technology products.
Additional information can be found on www.carnival.com, www.princess.com, www.hollandamerica.com, www.seabourn.com, www.pocruises.com.au, www.costacruise.com, www.aida.de, www.pocruises.com and www.cunard.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
+1 305 406 7862	+1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results
Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this document as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

• Net revenue yields	• Net cruise costs, excluding fuel per available lower berth day
• Booking levels	• Estimates of ship depreciable lives and residual values
• Pricing and occupancy	• Goodwill, ship and trademark fair values
• Interest, tax and fuel expenses	• Liquidity
• Currency exchange rates	• Adjusted earnings per share

Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward looking statements and adversely affect our business, results of operations and financial position. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:

•	Adverse world events impacting the ability or desire of people to travel may lead to a decline in demand for cruises

•
Incidents concerning our ships, guests or the cruise vacation industry as well as adverse weather conditions and other natural disasters may impact the satisfaction of our guests and crew and lead to reputational damage

•
Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-corruption, economic sanctions, trade protection and tax may lead to litigation, enforcement actions, fines, penalties and reputational damage

•
Breaches in data security and lapses in data privacy as well as disruptions and other damages to our principal offices, information technology operations and system networks and failure to keep pace with developments in technology may adversely impact our business operations, the satisfaction of our guests and crew and lead to reputational damage

•	Ability to recruit, develop and retain qualified shipboard personnel who live away from home for extended periods of time may adversely impact our business operations, guest services and satisfaction

•	Increases in fuel prices and availability of fuel supply may adversely impact our scheduled itineraries and costs

•	Fluctuations in foreign currency exchange rates may adversely impact our financial results

•	Overcapacity and competition in the cruise and land-based vacation industry may lead to a decline in our cruise sales and pricing

•	Geographic regions in which we try to expand our business may be slow to develop or ultimately not develop how we expect

•	Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood.
Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended May 31,		Six Months Ended May 31,
	2019	2018	2019	2018
Revenues
Cruise
Passenger ticket	$3,257	$3,193	$6,456	$6,341
Onboard and other (a)	1,510	1,122	2,955	2,192
Tour and other	71	42	99	55
	4,838	4,357	9,511	8,589
Operating Costs and Expenses
Cruise
Commissions, transportation and other	613	577	1,322	1,240
Onboard and other (a)	485	138	952	278
Payroll and related	566	543	1,123	1,101
Fuel	423	373	804	731
Food	269	265	538	530
Other ship operating	742	749	1,472	1,460
Tour and other	61	36	90	50
	3,159	2,681	6,301	5,390
Selling and administrative	621	605	1,250	1,221
Depreciation and amortization	542	512	1,059	1,000
	4,323	3,798	8,609	7,611
Operating Income	515	559	902	978
Nonoperating Income (Expense)
Interest income	5	3	9	6
Interest expense, net of capitalized interest	(54)	(49)	(105)	(98)
Gains on fuel derivatives, net (b)	—	41	—	57
Other income (expense), net	(7)	10	(9)	11
	(56)	5	(105)	(24)
Income Before Income Taxes	459	564	797	955
Income Tax Expense, Net	(8)	(3)	(10)	(3)
Net Income	$451	$561	$787	$951
Earnings Per Share
Basic	$0.65	$0.79	$1.14	$1.33
Diluted	$0.65	$0.78	$1.13	$1.33

Dividends Declared Per Share	$0.50	$0.50	$1.00	$0.95
Weighted-Average Shares Outstanding - Basic	691	714	692	715
Weighted-Average Shares Outstanding - Diluted	693	715	694	717

(a)	Includes the effect of the adoption of new accounting guidance of $343 million and $666 million for the three and six months ended May 31, 2019, respectively.

(b)
During the three months ended May 31, 2018, our gains on fuel derivatives, net include net unrealized gains of $50 million and realized (losses) of $(9) million. During the six months ended May 31, 2018, our gains on fuel derivatives, net include net unrealized gains of $82 million and realized (losses) of $(25) million.

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	May 31, 2019	November 30, 2018
ASSETS
Current Assets
Cash and cash equivalents	$1,202	$982
Trade and other receivables, net	405	358
Inventories	501	450
Prepaid expenses and other (a)	727	436
Total current assets	2,835	2,225
Property and Equipment, Net	36,814	35,336
Goodwill	2,907	2,925
Other Intangibles	1,172	1,176
Other Assets	785	738
	$44,512	$42,401
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$480	$848
Current portion of long-term debt	1,614	1,578
Accounts payable	792	730
Accrued liabilities and other	1,675	1,654
Customer deposits (a)	5,815	4,395
Total current liabilities	10,377	9,204
Long-Term Debt	9,080	7,897
Other Long-Term Liabilities	948	856

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 657 shares at 2019 and 656 shares at 2018 issued	7	7
Ordinary shares of Carnival plc, $1.66 par value; 217 shares at 2019 and 2018 issued	358	358
Additional paid-in capital	8,785	8,756
Retained earnings	25,138	25,066
Accumulated other comprehensive loss	(2,076)	(1,949)
Treasury stock, 130 shares at 2019 and 129 shares at 2018 of Carnival Corporation and 54 shares at 2019 and 48 shares at 2018 of Carnival plc, at cost	(8,104)	(7,795)
Total shareholders’ equity	24,108	24,443
	$44,512	$42,401

(a)	Includes the effect of the adoption of new accounting guidance of $210 million as of May 31, 2019.

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

	Three Months Ended May 31,		Six Months Ended May 31,
	2019	2018	2019	2018
STATISTICAL INFORMATION
ALBDs (in thousands) (a) (b)	21,645	20,690	42,944	41,151
Occupancy percentage (c)	105.3%	105.7%	105.0%	105.2%
Passengers carried (in thousands)	3,101	2,971	6,038	5,831
Fuel consumption in metric tons (in thousands)	835	819	1,664	1,640
Fuel consumption in metric tons per thousand ALBDs	38.6	39.6	38.8	39.9
Fuel cost per metric ton consumed	$507	$455	$483	$446
Currencies (USD to 1)
AUD	$0.70	$0.77	$0.71	$0.77
CAD	$0.75	$0.78	$0.75	$0.79
EUR	$1.12	$1.21	$1.13	$1.21
GBP	$1.30	$1.38	$1.29	$1.38
RMB	$0.15	$0.16	$0.15	$0.16

CASH FLOW INFORMATION (in millions)
Cash from operations	$2,053	$2,023	$3,169	$3,087
Capital expenditures	$893	$1,627	$3,021	$2,201
Dividends paid	$346	$323	$694	$646

Notes to Statistical Information

(a)
ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(b)
For the three months ended May 31, 2019 compared to the three months ended May 31, 2018, we had a 4.6% capacity increase in ALBDs comprised of a 0.5% capacity increase in our North America and Australia (“NAA”) segment and a 12% capacity increase in our Europe and Asia (“EA”) segment.

Our NAA segment’s capacity increase was caused by:

•	Partial period impact from one Carnival Cruise Line 3,960-passenger capacity ship that entered into service in April 2018

•	Partial period impact from one Seabourn 600-passenger capacity ship that entered into service in May 2018

•	Full period impact from one Holland America Line 2,670-passenger capacity ship that entered into service in December 2018

The increase in our NAA segment’s capacity was partially offset by:

•	Partial period impact from one P&O Cruises (Australia) 1,680-passenger capacity ship removed from service in March 2019

•	Partial period impact from one P&O Cruises (Australia) 1,260-passenger capacity ship removed from service in April 2019

Our EA segment’s capacity increase was caused by:

•	Full period impact from one AIDA 5,230-passenger capacity ship that entered into service in December 2018

•	Partial period impact from one Costa Cruises 4,200-passenger capacity ship that entered into service in March 2019

The increase in our EA segment’s capacity was partially offset by:

•	Partial period impact from one P&O Cruises (UK) 700-passenger capacity ship removed from service in March 2018

•	Partial period impact from one Costa Cruises 1,300-passenger capacity ship removed from service in April 2018

For the six months ended May 31, 2019 compared to the six months ended May 31, 2018, we had a 4.4% capacity increase in ALBDs comprised of a 2.8% capacity increase in our NAA segment and a 7.1% capacity increase in our EA segment.

Our NAA segment’s capacity increase was caused by:

•	Partial period impact from one Carnival Cruise Line 3,960-passenger capacity ship that entered into service in April 2018

•	Partial period impact from one Seabourn 600-passenger capacity ship that entered into service in May 2018

•	Partial period impact from one Holland America Line 2,670-passenger capacity ship that entered into service in December 2018

The increase in our NAA segment’s capacity was partially offset by:

•	Partial period impact from one P&O Cruises (Australia) 1,680-passenger capacity ship removed from service in March 2019

•	Partial period impact from one P&O Cruises (Australia) 1,260-passenger capacity ship removed from service in April 2019

Our EA segment’s capacity increase was caused by:

•	Partial period impact from one AIDA 5,230-passenger capacity ship that entered into service in December 2018

•	Partial period impact from one Costa Cruises 4,200-passenger capacity ship that entered into service in March 2019

The increase in our EA segment’s capacity was partially offset by:

•	Partial period impact from one P&O Cruises (UK) 700-passenger capacity ship removed from service in March 2018

•	Partial period impact from one Costa Cruises 1,300-passenger capacity ship removed from service in April 2018

(c)
In accordance with cruise industry practice, occupancy is calculated using a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues by ALBDs as follows:

	Three Months Ended May 31,			Six Months Ended May 31,
(dollars in millions, except yields)	2019	2019 Constant Dollar	2018	2019	2019 Constant Dollar	2018
Passenger ticket revenues	$3,257	$3,352	$3,193	$6,456	$6,641	$6,341
Onboard and other revenues (a)	1,510	1,538	1,122	2,955	3,010	2,192
Gross cruise revenues	4,767	4,890	4,315	9,412	9,651	8,534
Less cruise costs
Commissions, transportation and other	(613)	(634)	(577)	(1,322)	(1,368)	(1,240)
Onboard and other (a)	(485)	(493)	(138)	(952)	(969)	(278)
	(1,098)	(1,127)	(716)	(2,274)	(2,336)	(1,518)
Net passenger ticket revenues	2,644	2,718	2,616	5,134	5,273	5,101
Net onboard and other revenues	1,025	1,045	984	2,003	2,041	1,914
Net cruise revenues	$3,669	$3,763	$3,599	$7,137	$7,315	$7,015
ALBDs	21,644,723	21,644,723	20,689,903	42,943,919	42,943,919	41,151,485

Gross revenue yields	$220.24	$225.94	$208.55	$219.16	$224.73	$207.38
% increase (decrease)	5.6%	8.3%		5.7%	8.4%
Net revenue yields	$169.52	$173.87	$173.96	$166.20	$170.33	$170.48
% increase (decrease)	(2.6)%	(0.1)%		(2.5)%	(0.1)%
Net passenger ticket revenue yields	$122.17	$125.59	$126.43	$119.55	$122.79	$123.96
% increase (decrease)	(3.4)%	(0.7)%		(3.6)%	(0.9)%
Net onboard and other revenue yields	$47.35	$48.28	$47.54	$46.64	$47.54	$46.52
% increase (decrease)	(0.4)%	1.6%		0.3%	2.2%

(a) Includes the effect of the adoption of new accounting guidance of $343 million ($348 million in constant dollar) and $666 million ($676 million in constant dollar) for the three and six months ended May 31, 2019, respectively.

	Three Months Ended May 31,			Six Months Ended May 31,
(dollars in millions, except yields)	2019	2019 Constant Currency	2018	2019	2019 Constant Currency	2018
Net passenger ticket revenues	$2,644	$2,741	$2,616	$5,134	$5,317	$5,101
Net onboard and other revenues	1,025	1,046	984	2,003	2,045	1,914
Net cruise revenues	$3,669	$3,786	$3,599	$7,137	$7,361	$7,015
ALBDs	21,644,723	21,644,723	20,689,903	42,943,919	42,943,919	41,151,485

Net revenue yields	$169.52	$174.92	$173.96	$166.20	$171.42	$170.48
% increase (decrease)	(2.6)%	0.6%		(2.5)%	0.6%
Net passenger ticket revenue yields	$122.17	$126.61	$126.43	$119.55	$123.81	$123.96
% increase (decrease)	(3.4)%	0.1%		(3.6)%	(0.1)%
Net onboard and other revenue yields	$47.35	$48.31	$47.54	$46.64	$47.61	$46.52
% increase (decrease)	(0.4)%	1.6%		0.3%	2.3%

(See Explanations of Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel by ALBDs as follows:

	Three Months Ended May 31,			Six Months Ended May 31,
(dollars in millions, except costs per ALBD)	2019	2019 Constant Dollar	2018	2019	2019 Constant Dollar	2018
Cruise operating expenses (a)	$3,098	$3,169	$2,645	$6,211	$6,354	$5,340
Cruise selling and administrative expenses	614	629	594	1,237	1,267	1,203
Gross cruise costs	3,712	3,798	3,239	7,448	7,621	6,544
Less cruise costs included above
Commissions, transportation and other	(613)	(634)	(577)	(1,322)	(1,368)	(1,240)
Onboard and other (a)	(485)	(493)	(138)	(952)	(969)	(278)
Gains (losses) on ship sales and impairments	16	17	28	14	15	12
Restructuring expenses	—	—	—	—	—	—
Other	(20)	(20)	(1)	(20)	(20)	(1)
Net cruise costs	2,610	2,668	2,551	5,168	5,280	5,037
Less fuel	(423)	(423)	(373)	(804)	(804)	(731)
Net cruise costs excluding fuel	$2,187	$2,245	$2,178	$4,364	$4,476	$4,305
ALBDs	21,644,723	21,644,723	20,689,903	42,943,919	42,943,919	41,151,485

Gross cruise costs per ALBD	$171.51	$175.49	$156.55	$173.44	$177.46	$159.02
% increase (decrease)	9.6%	12.1%		9.1%	11.6%
Net cruise costs excluding fuel per ALBD	$101.05	$103.73	$105.27	$101.63	$104.23	$104.60
% increase (decrease)	(4.0)%	(1.5)%		(2.8)%	(0.4)%

(a) Includes the effect of the adoption of new accounting guidance of $343 million ($348 million in constant dollar) and $666 million ($676 million in constant dollar) for the three and six months ended May 31, 2019, respectively.

	Three Months Ended May 31,			Six Months Ended May 31,
(dollars in millions, except costs per ALBD)	2019	2019 Constant Currency	2018	2019	2019 Constant Currency	2018
Net cruise costs excluding fuel	$2,187	$2,250	$2,178	$4,364	$4,483	$4,305
ALBDs	21,644,723	21,644,723	20,689,903	42,943,919	42,943,919	41,151,485

Net cruise costs excluding fuel per ALBD	$101.05	$103.94	$105.27	$101.63	$104.39	$104.60
% increase (decrease)	(4.0)%	(1.3)%		(2.8)%	(0.2)%

(See Explanations of Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

	Three Months Ended May 31,		Six Months Ended May 31,
(in millions, except per share data)	2019	2018	2019	2018
Net income
U.S. GAAP net income	$451	$561	$787	$951
Unrealized (gains) losses on fuel derivatives, net	—	(50)	—	(82)
(Gains) losses on ship sales and impairments	(16)	(28)	(14)	(12)
Restructuring expenses	—	—	—	—
Other	22	6	22	6
Adjusted net income	$457	$489	$795	$864
Weighted-average shares outstanding	693	715	694	717

Earnings per share
U.S. GAAP earnings per share	$0.65	$0.78	$1.13	$1.33
Unrealized (gains) losses on fuel derivatives, net	—	(0.07)	—	(0.11)
(Gains) losses on ship sales and impairments	(0.02)	(0.04)	(0.02)	(0.02)
Restructuring expenses	—	—	—	—
Other	0.03	0.01	0.03	0.01
Adjusted earnings per share	$0.66	$0.68	$1.15	$1.21

Explanations of Non-GAAP Financial Measures

Non-GAAP Financial Measures

We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs excluding fuel per ALBD, adjusted net income and adjusted earnings per share as non-GAAP financial measures of our cruise segments’ and the company’s financial performance. These non-GAAP financial measures are provided along with U.S. GAAP gross cruise revenues per ALBD (“gross revenue yields”), gross cruise costs per ALBD and U.S. GAAP net income and U.S. GAAP earnings per share.

Net revenue yields and net cruise costs excluding fuel per ALBD enable us to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. GAAP consolidated financial statements.

Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are recognized currently in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these unrealized gains and losses.

We believe that gains and losses on ship sales, impairment charges, restructuring and other expenses are not part of our core operating business and are not an indication of our future earnings performance. Therefore, we believe it is more meaningful for gains and losses on ship sales, impairment charges, and restructuring and other non-core gains and charges to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these items.

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

Net passenger ticket revenues reflect gross passenger ticket revenues, net of commissions, transportation and other costs.

Net onboard and other revenues reflect gross onboard and other revenues, net of onboard and other cruise costs.

Net cruise costs excluding fuel per ALBD is the measure we use to monitor our ability to control our cruise segments’ costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues as well as fuel expense to calculate net cruise costs without fuel to avoid duplicating these variable costs in our non-GAAP financial measures. Substantially all of our net cruise costs excluding fuel are largely fixed, except for the impact of changing prices, once the number of ALBDs has been determined.

Reconciliation of Forecasted Data

We have not provided a reconciliation of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs without fuel or forecasted U.S. GAAP net income to forecasted adjusted net income or forecasted U.S. GAAP earnings per share to forecasted adjusted earnings per share because preparation of meaningful U.S. GAAP forecasts of gross cruise revenues, gross cruise costs, net income and earnings per share would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. We are unable to determine the future impact of gains or losses on ships sales, restructuring expenses and other non-core gains and charges.

Constant Dollar and Constant Currency

Our operations primarily utilize the U.S. dollar, Australian dollar, euro and sterling as functional currencies to measure results and financial condition. Functional currencies other than the U.S. dollar subject us to foreign currency translational risk. Our operations also have revenues and expenses that are in currencies other than their functional currency, which subject us to foreign currency transactional risk.

We report net revenue yields, net passenger revenue yields, net onboard and other revenue yields and net cruise costs excluding fuel per ALBD on a “constant dollar” and “constant currency” basis assuming the 2019 periods’ currency exchange rates have remained constant with the 2018 periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Constant dollar reporting removes only the impact of changes in exchange rates on the translation of our operations.

Constant currency reporting removes the impact of changes in exchange rates on the translation of our operations (as in constant dollar) plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency.

Examples:

•
The translation of our operations with functional currencies other than U.S. dollar to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•
Our operations have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.